EXHIBIT 10.2

CLOSING AGREEMENT
THIS CLOSING AGREEMENT (this “Agreement”), is made effective as of the 13th day of March, 2017 by and between GAHC4 SW Illinois Senior Housing Portfolio, LLC, a limited liability company organized under the laws of the State of Delaware (“Griffin”) and CSL-Illinois I, LLC, a limited liability company organized under the laws of the State of Oregon (“CSL”).
RECITALS
A.    Griffin, A&M Property Holdings, LLC, an Illinois limited liability company (“Seller”) and Garden Place, LLC, an Illinois limited liability company (the “Operator”) are parties to that certain Purchase and Sale Agreement dated of even date herewith (as amended prior to and after the date hereof, the “PSA”) pursuant to which Seller and Operator have agreed to sell to Griffin, and Griffin has agreed to purchase from Seller and Operator, the Real Property Assets (as said term is defined in the PSA), including the five (5) facilities located on the real property described on Exhibit A attached hereto.
B.    Operator and CSL are parties to that certain Operations Transfer Agreement dated March 13, 2017 (as amended prior to and after the date hereof, the “OTA”) pursuant to which Operator has agreed to sell to CSL, and CSL has agreed to purchase from Operator, all of the Operating Assets (as defined in the PSA).
C.    Simultaneously upon the closing of the transactions contemplated by the PSA and OTA, five affiliates of Griffin (the “Griffin Landlords”) and CSL intend to enter into a Master Lease (the “Master Lease”) pursuant to which the Griffin Landlords shall lease the Real Property Assets to CSL. Also simultaneously upon the closing of the transactions contemplated by the PSA and OTA, and as a condition to the execution of the Master Lease, CSL intends to enter five separate Operating Sublease Agreements (each, a “Sublease Agreement”) pursuant to which CSL shall lease to five separate affiliated subtenants (each a “Subtenant”) one of the facilities identified on Exhibit A (each, a “Facility”, and collectively, the “Facilities”) together with the Real Property Assets relating thereto.
D.    Griffin and CSL, and by its joinder hereto, Manager, desire to state their agreement regarding the form and substance of the Master Lease and the other Required Closing Documents (as defined below) to be executed and delivered by the Griffin Landlords, CSL, each of the Subtenants and certain respective affiliates named therein, and certain other matters as between them in connection with the closing under each of the PSA and OTA (the “Closing”).
AGREEMENTS
NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby, intending to be legally bound, agree as follows:

1.    Required Closing Documents. Griffin and CSL agree that, in connection with the consummation of the Closing, Griffin and CSL shall execute and deliver, or shall cause their respective affiliates to execute and deliver, the documents listed below where each is a party thereto (collectively, the “Required Closing Documents”) in the form and in substance approved by Griffin and CSL, in their reasonable discretion:

1)    Griffin Landlords and CSL shall execute and deliver a Master Lease in form and substance to be agreed upon within five (5) business days following the execution of this Agreement;

2)    Compass Senior Living, LLC (“Guarantor”) shall execute and deliver a Guaranty of Master Lease Agreement in form and substance to be agreed upon within five (5) business days following the execution of this Agreement (the “Guaranty”);

3)    Griffin Landlords, Compass Senior Living, LLC (“Manager”), and each Subtenant shall execute and deliver a Subordination of Management Agreement in form and substance to be agreed upon within five (5) business days following the execution of this Agreement;

4)    Each Subtenant shall execute and deliver a Security Agreement in favor of the respective Griffin Landlord in form and substance to be agreed upon within five (5) business days following the execution of this Agreement;

5)    Each Subtenant and CSL shall execute and deliver a Sublease Agreement pursuant to which Subtenant agrees to perform all of the obligations of CSL under the Master Lease as the same pertain to the Subtenant’s Facility, and such other terms and conditions reasonably required by the parties. Each Sublease will be in a form substantially the same as the Master Lease, but modified to be a sublease agreement;
6)    If, at Closing, CSL or a Subtenant grants to a Working Capital Lender (as said term shall be defined in the Master Lease) a security interest in some or all of the Tenant Personal Property, Health Care Licenses and/or Provider Agreements (as said terms also shall be defined in the Master Lease), an inter-creditor agreement in form and substance acceptable to the respective Griffin Landlord in its reasonable discretion;
7)    Each Subtenant shall execute and deliver a Guaranty of the Master Lease in substantially the same form as the form as the Guaranty, except that the liability of the applicable Subtenant thereunder shall be limited to its proportionate share of the total rent payable under the Master Lease, calculated based upon the ratio of (i) the applicable Subtenant’s total rental obligation under the applicable Sublease Agreement, divided by (ii) the total rental obligation of CSL under the Master Lease;
8)    At the request of any party, Griffin, each Griffin Landlord, CSL, each Subtenant, Guarantor and Manager shall execute and deliver for themselves and their respective affiliates such resolutions, incumbency certificates and certificates of good standing as the other party may reasonably require to evidence the customary authorizations and consents required to consummate the Closing;
9)    Any additional documents that Griffin, CSL or Subtenant may reasonably require from the other for the proper consummation of the Closing and the transaction contemplated in connection therewith, provided the same are customary for transactions such as this one and do not increase or enlarge a party’s obligations or liability hereunder; and
10)    The Letter of Credit required by the Master Lease.
2.    Covenants, Representations and Warranties.
a.    No Brokerage Commissions.
1)    Griffin warrants and represents to CSL that neither it nor any of the Griffin Indemnified Parties has dealt with any real estate broker or finder in connection with the transactions set forth in this Agreement, the PSA or OTA other than Seller’s agent, if any, and no commission or finder’s fee is due any broker or agent representing Griffin. Griffin shall indemnify, defend, and hold harmless CSL, Manager, each Subtenant, and its and their affiliates, and its and their respective partners, shareholders, members, directors, managers, officers, employees, agents, successors and assigns (the “CSL Indemnified Parties”) for, from, and against all liability, expense, loss, cost, or damage, including reasonable attorneys’ fees that may arise by reason of any claim, demand, or suit arising out of facts constituting a breach of the foregoing representation and warranty.
2)    CSL represents and warrants to Griffin that neither it nor any of the CSL Indemnified Parties has dealt with any real estate agent, broker or finder in connection with the transactions set forth in this Agreement, the PSA or OTA other than Seller’s agent, and no commission or finder’s fee is due any broker or agent representing CSL, Subtenant or any party affiliated with CSL. CSL and, by its joinder hereto, Manager shall indemnify, defend, and hold harmless Griffin, Griffin Landlords and their affiliates, and its and their respective partners, shareholders, members, directors, managers, officers, employees, agents, successors and assigns (“Griffin Indemnified Parties”) for, from, and against all liability, expense, loss, cost, or damage, including reasonable attorneys’ fees, that may arise by reason of any claim, demand or suit arising out of any facts constituting a breach of the foregoing representation and warranty.
b.    Licensure. Each Subtenant shall use commercially reasonable efforts to obtain all Regulatory Approvals (as defined in the PSA), including all licenses, required for the Subtenant’s operation of its respective Facility either as of or as soon as reasonably practicable after the Closing Date.
3.    Deposit and Due Diligence Expenses.
a.    Earnest Money. Following the full execution of this Agreement, Griffin shall pay the Earnest Money (as said term is defined in the PSA) due under the PSA in the manner and within the time frame required by the PSA.

b.    Expenses. Griffin and CSL each shall be solely responsible for and shall pay all of the costs, fees and expenses incurred by it or its respective affiliates in connection with their own due diligence, inspection and assessment of the Real Property Assets, the Operating Assets, the Facilities and the business conducted thereon, including without limitation attorneys’ fees and expenses.
4.    Indemnification.
a.    Seller and Operator Claims under the PSA and OTA.
1)    Seller Claims against any Griffin Indemnified Party. CSL, and by its joinder to this Agreement, Manager, shall indemnify, defend and hold harmless the Griffin Indemnified Parties, for, from and against any damages, losses, taxes, liabilities, claims, judgments, penalties, causes of action, investigations, audits, demands, assessments, adjustment, settlement payments, deficiencies, fines, diminutions in value, costs and expenses (including without limitation reasonable attorney’s fees and court costs) (collectively “Claims”) to the extent arising as a result of or in connection with:

(A) any material breach or inaccuracy of any of the representations or warranties made by any CSL Indemnified Party in or pursuant to the PSA or OTA or in any agreement, instrument, certificate, affidavit or other document delivered by any CSL Indemnified Party to any Seller or Operator in connection therewith;

(B) any failure by any CSL Indemnified Party to perform in any material respect any covenant, agreement, undertaking, liability or obligation of any CSL Indemnified Party under the PSA or OTA, whether prior or subsequent to Closing, or in any instrument, certificate or affidavit delivered by any CSL Indemnified Party to any Seller or Operator at or in connection with Closing; or

(C) any indemnification obligation asserted by Seller, Operator, and their affiliates, and its and their respective partners, shareholders, members, directors, managers, officers, employees, agents, successors and assigns (each a “Seller Indemnified Party”) against any Griffin Indemnified Party to the extent arising as a result of or in connection with any the obligations and/or liabilities of any CSL Indemnified Party set forth in either the PSA, if any, or the OTA (including, without limitation, the indemnity provisions in favor of the Seller Indemnified Parties set forth therein) and the failure by any CSL Indemnified Party named herein to perform in any material respect any covenant set forth in this Agreement.
2)    Operator Claims against any CSL Indemnified Party. Griffin shall indemnify, defend and hold harmless any CSL Indemnified Party for, from and against any Claims to the extent arising as a result of or in connection with:

(A) any material breach or inaccuracy of any of the representations or warranties made by any Griffin Indemnified Party in or pursuant to the PSA or OTA or in any agreement, instrument, certificate, affidavit or other document delivered by any Griffin Indemnified Party to any Seller or Operator in connection therewith;

(B) any failure by any Griffin Indemnified Party to perform in any material respect any covenant, agreement, undertaking, liability or obligation of any Griffin Indemnified Party under the PSA or OTA, whether prior or subsequent to Closing, or in any instrument, certificate or affidavit delivered by any Griffin Indemnified Party to any Seller or Operator at or in connection with Closing; or

(C) any indemnification obligation asserted by any Seller Indemnified Party against any CSL Indemnified Party to the extent arising as a result of or in connection with any the obligations and/or liabilities of any Griffin Indemnified Party set forth in either the PSA or the OTA (including, without limitation, the indemnity provisions in favor of the Seller Indemnified Parties set forth therein) and the failure by any Griffin Indemnified Party named herein to perform in any material respect any covenant set forth in this Agreement.
3)    Pursuing and Defending Seller Indemnified Party Claims. With respect to any Claim subject to indemnification hereunder which has been or may reasonably be expected to be asserted by any Seller Indemnified Party, the party asserting a right to indemnification in respect thereof (the “Indemnified Party”) shall notify the party liable for such indemnification (the “Indemnifying Party”) in writing of such actual or potential Claim as promptly as practicable (but in all events within 30 days) after the Indemnified Party becomes aware of such actual or potential Claim; provided, however, that the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent the Indemnifying Party is materially prejudiced by the delay. With respect to any Claim that is finally determined to be subject to indemnification hereunder, the Indemnifying Party shall satisfy its obligations in respect thereof within thirty (30) days after such final determination. Subject to the provisos to this sentence, Griffin shall have the right (but not the obligation) to fully assume, commence, control and pursue the prosecution or defense of any such indemnification Claim under the PSA and OTA; provided, however, that (A) CSL and the applicable Subtenant shall have the right to participate in such prosecution or defense at its own cost and expense; (B) Griffin shall not settle any such indemnification Claim for and on behalf of any CSL Indemnified Party or in respect of any Griffin Indemnification Obligation without the prior written consent of CSL (which consent shall not be unreasonably withheld or delayed), and (C) CSL and/or the applicable Subtenant shall have the right (but not the obligation) to fully assume, commence, control and pursue the prosecution or defense of any such indemnification Claim to the extent relating solely to any CSL Indemnification Obligation or to Claims exclusively suffered or incurred (or expected to be suffered or incurred) by any CSL Indemnified Party in respect of any breach of any covenant, agreement or undertaking made by any Seller or Operator which is to be performed after the Closing that relates to the operation of a Facility, regardless of whether such Claims also give rise to Claims against any Seller or Operator for any breach, inaccuracy, misrepresentation or omission in any of the representations or warranties made by any Seller or Operator. Should Griffin decline to assume the prosecution or defense of any indemnification Claim under the PSA or OTA, or if, following such assumption, Griffin fails to diligently pursue such prosecution or defense, CSL or the applicable Subtenant may elect to fully assume, commence, control and pursue the same, provided, however, that with respect to the prosecution or defense of any indemnification Claim properly assumed by CSL or the applicable Subtenant under this Section, neither CSL nor a Subtenant shall settle any such indemnification Claim for and on behalf of any Griffin Indemnified Party or in respect of any CSL Indemnification Obligation without the prior written consent of Griffin (which consent shall not be unreasonably withheld or delayed). Each of the parties hereto shall cooperate reasonably with and render reasonable assistance to the other in the prosecution or defense of any indemnification Claims under the PSA and/or OTA.
b.    Claims upon Termination of PSA.
1)    CSL Fault. If the Closing does not occur under the PSA or OTA as a result of a default by any CSL Indemnified Party under the PSA, the OTA or under this Agreement, including, the failure by CSL to execute and deliver, or to cause any Subtenant, Manager or affiliate of CSL to execute and deliver, any of the closing deliverables under the OTA or any of the Required Closing Documents, and if as a result of such default, Seller receives, or is entitled to receive, the Earnest Money (or any portion thereof) that Griffin or any of its affiliates has funded under the PSA, or such other amount that Griffin or any of its affiliates has paid or is required to pay Seller pursuant to the PSA (the “Griffin Forfeited Funds”), then CSL, Manager and each Subtenant shall indemnify Griffin, Griffin Landlord and their respective affiliates, and within thirty (30) days after receipt of written notice from Griffin, shall pay by wire transfer of immediately available funds to such account(s) designated by Griffin, an amount equal to the Griffin Forfeited Funds, plus the reasonable, actual and documented out-of-pocket expenses incurred by Griffin directly or through an affiliate in connection with the transaction described in the PSA, the OTA and this Agreement (the “Griffin Expenses”), plus an amount equal to Griffin’s actual cost, if any, to collect any or all of said amounts. The preceding sentence also shall apply to a termination of the PSA by Seller and/or Operator where Griffin does not complete Closing where such completion is rendered impossible or impractical by the default of CSL, Subtenant, Manager or their affiliates under the PSA, the OTA or under this Agreement.
2)    Griffin Fault. If the Closing does not occur under the PSA or OTA as a result of a default by any Griffin Indemnified Party under the PSA, the OTA, or this Agreement, including, the failure by Griffin, to execute and deliver, or to cause any Griffin Indemnified Party to execute and deliver, all of the closing deliverables under the PSA or this Agreement, and if as a result of such default Operator and/or CSL terminates the OTA, Griffin shall pay by wire transfer of immediately available funds to such account(s) designated by CSL an amount equal to the reasonable, actual and documented out of pocket expenses incurred by CSL directly or through an affiliate in connection with the transaction described in the OTA and this Agreement (the “CSL Expenses”) plus an amount equal to CSL actual cost, if any, to collect any or all of said amounts. The preceding sentence also shall apply to a termination of the OTA by Operator where CSL does not complete Closing where such completion is rendered impossible or impractical by the default or failure of Griffin or any of its affiliates under the PSA or under this Agreement.
3)    Seller Fault. If the Closing does not occur under the PSA and/or the OTA as a result of a default by Seller and/or Operator thereunder, including, the failure by Seller and/or Operator to execute and deliver all of the closing deliverables under the PSA or under the OTA, Griffin shall enforce its rights under the PSA to recover from Seller and Operator the Griffin Expenses and CSL Expenses (collectively, but net of costs of recovery not also received from Seller and Operator, the “Total Reimbursable Expenses”). Upon receipt of such amounts from Seller or Operator, Griffin shall remit to CSL an amount equal to the CSL

Expenses; provided, however that if the total amount recovered by Griffin from Seller and Operator (the “Reimbursement Recovery”) is less than Total Reimbursable Expenses, due to the aggregate cap stated in the PSA or otherwise, Griffin shall only be obligated to remit to CSL the percentage of the Reimbursement Recovery equal to the percentage that the CSL Expenses represent of the Total Reimbursable Expenses.
c.    Indemnity Claims Against Seller or Operator.
1)    The parties acknowledge that the post-Closing indemnification obligations of Seller and Operator under the PSA and OTA are supported by an Indemnity Holdback to be governed by an Indemnity Holdback Agreement, as referenced in the PSA, which as of the date hereof has not been drafted. If pursuant to the Indemnity Holdback Agreement, only Griffin (and not CSL directly) may make a claim against the Indemnity Holdback, in the event CSL gives Griffin notice that CSL or a Subtenant has a Claim against Operator under the OTA, then Griffin shall make a claim against the Indemnity Holdback on CSL or a CSL indemnified Party’s behalf. A claim against the Indemnity Holdback is referred to as a “Holdback Claim.”
2)    If the parties are successful in pursuing a Holdback Claim, funds recovered from the Seller and Operator (whether from the Indemnity Holdback or otherwise) will be paid to or as directed by Griffin in accordance with the following, as determined by Griffin in its good faith reasonable discretion:
(a) if the Holdback Claim relates to the physical condition and/or legal status of a Facility that CSL and a Subtenant are required by the terms of the Master Lease or a Sublease to (as applicable) maintain, repair and replace, then Griffin will disburse such funds to CSL and/or the applicable Subtenant or, if elected by Griffin to the applicable third party for whom payment may otherwise be due, utilizing disbursing procedures set forth in the Master Lease, or if no such procedures are specified, using commercially reasonable procedures consistent with those used for the disbursement of funds pursuant to a construction loan or the payment of a tenant allowance, such as (by way of example only) the submission of payment requests and lien waivers, or
(b) if the Holdback Claim relates solely to the operation of a Facility and the performance of an obligation under the Master Lease and/or a Sublease, then Griffin will disburse such funds to CSL and/or the applicable Subtenant.
If the Holdback Claim is not of the type specified in the preceding subclauses (a) and (b), and if the Holdback Claim relates solely to a diminution of value of a Facility, then Griffin shall retain such funds, and if the aggregate of such amount so retained by Griffin exceeds $100,000, then the Base Rent payable under the Master Lease during the first Lease Year will be reduced by an amount equal to the product obtained by multiplying 6.85% by the total amount of funds Griffin retains from the Indemnity Holdback due to the diminution of value of the Property. The Base Rent for the subsequent Lease years will be calculated based on such adjusted Base Rent, applying the percentage increases as set forth in Article A.3. of the Master Lease.

For example: if Griffin receives $400,000.00 from the Indemnity Holdback as damages for the diminution in value of the Property, the Initial Base Rent shall be reduced by $27,400.00 from $2,178,000.00 to $2,150,600.00, calculated as [$2,178,000.00 – ($400,000.00 x .0685)]. The Base Rent for Lease Year 2 would be $2,268,883.00 and for Lease Year 2 would $2,325,605.08.
3)    Notwithstanding the foregoing, (i) if amounts are recovered from the Seller and Operator (whether from the Indemnity Holdback or otherwise) prior to the expiration of the holdback period under the PSA (the “Holdback Period”), Griffin may, in its discretion, delay payment to CSL and Subtenant of some or all of the amount each would be entitled to receive in accordance with the terms of this Agreement until after the expiration of the Holdback Period so that Griffin may determine whether it will have any Holdback Claims during the Holdback Period the proceeds of which would be payable to and retained by Griffin; and (ii) if Griffin has any such Holdback Claims, then Griffin may defer payment of such funds to CSL to the extent the aggregate amount of the Indemnity Holdback would not be sufficient to cover both CSL’s and Subtenant’s Holdback Claims and Griffin’s Holdback Claims. After resolution of any Griffin Holdback Claims brought against Seller or Operator, to the extent the amount of funds recovered is not sufficient to pay both CSL’s and Subtenant’s Holdback Claims and Griffin’s Holdback Claims, the amount actually recovered in connection with all such Holdback Claims shall be divided by Griffin among Griffin and CSL on an equitable basis, as reasonably determined by Griffin in good faith, and disbursed in accordance with the terms of this Agreement.
d.    Interest. If any amount payable under this Section 4 is not paid when due, such unpaid amount shall bear interest at an interest rate equal to a margin of 2% plus the “Prime Rate” as published by the Wall Street Journal (Eastern edition) under its Money Rates column and specified as the base rate on corporate loans at large U.S. commercial banks or, if it no longer publishes such, the rate of interest announced from time to time by Well Fargo Bank as its prime rate, base rate or reference rate.
5.    PSA and OTA Termination Elections.
a.    Neither Griffin nor CSL shall modify or amend the PSA or the OTA without first obtaining the written consent of the other party.  In each instance where Griffin has the unilateral right to terminate the PSA, Griffin may do so without the consent of CSL, however Griffin will endeavor to inform CSL of its intention to terminate the PSA at least two (2) business days prior to the delivery of such termination notice.
b.    At least four (4) business days prior to the expiration of the Due Diligence Period (as defined in the PSA), CSL may deliver written notice to Griffin of its termination of this Agreement due to its unwillingness to proceed with the transaction (the “Termination Notice”), which notice shall include the basis for CSL’s decision due to the results of its due diligence investigation of the Facilities and the business conducted therein or due to the parties inability to reach agreement on the form of any of the documents referenced in Section 1(a) of this Agreement.  If CSL timely provides the Termination Notice, then Sections 1, 2(b), 3(a), 4(c), and (6) of this Agreement shall cease to be effective, and the indemnity obligation of CSL and Manager under Section 4(a)(1) and 4(b)(1) of this Agreement shall not apply to Claims which first accrue after the delivery of the Termination Notice to Griffin, except where such Claims arise as a result of the negligence or willful misconduct of CSL. If after receipt of the Termination Notice, if Griffin terminates the PSA, then Griffin shall deliver to CSL a copy of such termination notice. If after timely receipt of such notice Griffin does not elect to terminate the PSA prior to the expiration of the Due Diligence Period, then Griffin (or its assign) shall assume in writing CSL’s obligations under the OTA and Griffin shall indemnify CSL for any liability arising under the OTA following the date of such assumption.  Except as expressly provided in this Section, CSL shall not under any circumstance terminate the OTA without the prior written consent of Griffin if, as a result of such termination, the Earnest Money or any portion thereof becomes non-refundable to Griffin pursuant to the terms of the PSA.
6.    Specific Closing Funding Provisions:
a.    Funding of Master Lease Reserves: At the Closing, CSL will fund into escrow (in accordance with the terms of the Master Lease) such amount as may be required to establish the reserves for taxes and insurance premiums required thereby.
b.    Prorations under the PSA and OTA. Griffin and CSL agree that any prorations and credits provided for in the PSA (whether determined at or subsequent to Closing) that are applicable to the operation of the Facilities and which are obligations payable by CSL under the Master Lease shall be paid (i) by Griffin directly to CSL (with respect to credits received by Griffin under the PSA) or (ii) by CSL to Griffin (with respect to amounts owed by Griffin under the PSA) at or within thirty (30) days after Closing.
7.    Miscellaneous.
a.    Entire Agreement; Counterparts; Amendments. This Agreement (including the Master Lease to be executed at Closing), the PSA and the OTA constitute the entire agreement between the parties hereto with respect to the subject matter set forth herein, and supersede all prior understandings or agreements between the parties. In the event of an inconsistency between the terms of this Agreement and the terms of the PSA or the OTA, the terms of this Agreement shall control. This Agreement may be executed in one (1) or more duplicate original counterparts, each of which shall be effective as and shall constitute an original document binding upon the party or parties signing the same. Signatures delivered in electronic form (e.g. vie electronic mail or facsimile) shall be valid for all purposes.
b.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, personal representatives, successors and assigns.
c.    Waiver; Modification. Failure by Griffin or CSL to insist upon or enforce any of its rights shall not constitute a waiver thereof. Either party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement. No oral modification hereof shall be binding upon the parties, and any modification shall be in writing and signed by the parties.
d.    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

e.    Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.
f.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without application of its conflict of laws provisions.
g.    Assignment. The parties hereto shall not assign this Agreement or their interest in the PSA or the OTA, in whole or in part, without the prior written consent of the other party, except to an affiliate of that party.
h.    Schedules and Exhibits. All schedules and exhibits attached to this Agreement are incorporated into this Agreement by this reference and made a part of this Agreement as if fully set forth herein.
i.    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (i) by seeking the remedies provided for in this Section 7(i), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages and (b) nothing contained in this Section 7(i) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7(i) before pursuing damages nor shall the commencement of any action pursuant to this Section 7(i) or anything contained in this Section 7(i) restrict or limit any other remedies under this Agreement that may be available then or thereafter.

[Signatures are set forth on the following page.]

CSL SIGNATURE PAGE
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date and year first above written.

CSL:

CSL-Illinois I, LLC, an Oregon limited liability
company

By:	Compass Senior Living, LLC, its Manager

By:	/s/ Will Forsyth
Name:	Will Forsyth
Its:	Manager

By executing this Agreement, the undersigned hereby agrees to be bound by the terms and conditions hereof including, without limitation, the indemnification obligations expressly stated herein.

Manager:

Compass Senior Living, LLC, an Oregon limited
liability company

By:	/s/ Will Forsyth
Name:	Will Forsyth
Its:	Manager

GRIFFIN SIGNATURE PAGE
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date and year first above written.

GRIFFIN:

GAHC4 SW Illinois Senior Housing Portfolio, LLC,
a Delaware limited liability company,

By:	Griffin-American Healthcare REIT IV
Holdings, LP, a Delaware limited partnership,
Its Sole Member

	By:	Griffin-American Healthcare REIT
IV, Inc., a Maryland corporation,
Its General Partner

		By:	/s/ Danny Prosky
		Name:	Danny Prosky
		Title:	President & Chief Operating Officer